August 7, 1998


Western Resources, Inc.
818 South Kansas Avenue
Topeka, Kansas  66612

Attn:  Mr. James A. Martin

Facsimile:  785-576-8160
                                              Our Reference:  Notes Call Option

TRANSACTION CONFIRMATION


                  The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between UBS AG, London Branch, a company organized under the laws of Switzerland ("UBS") and Western Resources, Inc., a corporation organized under the laws of the State of Kansas ("Counterparty"), on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Agreement as specified below.

                  The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swap Dealers Association, Inc.) (the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

                  This Confirmation constitutes a "Confirmation" as referred to in, and supplements, forms a part of and is subject to, the ISDA Master Agreement dated as of the date hereof, as amended by the Schedule also dated as of the date hereof (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

                  This Confirmation will be governed and construed in accordance with the laws of the State of New York, without regard to choice of law doctrine.

                  The terms of the Transaction to which this Confirmation relates are as follows.

                                  General Terms

Trade Date
August 4, 1998.
Option Style
American.
Option Type
Call.
Seller
UBS AG, London Branch, and its successors and assigns.


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Notes
U.S. $400,000,000 6.25% Putable/Callable Notes due August 15, 2018, Putable/Callable August 15, 2003. Indenture The Indenture dated as of August 1, 1998 between Counterparty and Bankers Trust Company, as Trustee, pursuant to which the Notes were issued. Trustee The Trustee under the Indenture. Issuer Counterparty. Aggregate Face Amount of Notes U.S. $400,000,000. Partial Exercise Inapplicable. Settlement Amount The excess, if any, of (i) the aggregate present value at August 15, 2003 of the principal and interest payments that would have been due on the Aggregate Face Amount of Notes after such date if such Notes bore interest at the rate of 5.44% and remained outstanding until August 15, 2018 determined by discounting, on a semi-annual basis, such principal and interest payments at the Treasury Rate from the respective dates on which such payments would have been due, over (ii) the Aggregate Face Amount of Notes. Treasury Rate The per annum rate equal to the offer side yield to maturity of the current on-the-run 10-year United States Treasury security per Telerate page 500 on August 12, 2003 at 11:00 a.m., New York time (the "Reset Date") (or such other date or time that may be agreed upon by Counterparty and the Calculation Agent), or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPX End-of-Day Pricing at 3:00 p.m. on the Reset Date. Premium None. Business Day Any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, executive order or governmental decree to be closed. Business Day Convention Following. Calculation Agent Warburg Dillon Read LLC, whose determinations and calculations shall be binding in the absence of manifest error.

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                             Procedure for Exercise

Exercise
Period
From (and including) July 31, 2003 to (and including) the Expiration Date. Condition to Exercise It shall be a condition to exercise of this Option that the UBS Call Option shall have been exercised. UBS Call Option The call option on the Notes assigned to UBS pursuant to the Purchase Agreement dated August 4, 1998 between Warburg Dillon Read LLC, as representative of the several Underwriters, and the Counterparty with UBS joining solely for purposes of the assignment of such call option. The amount UBS shall pay for the Notes pursuant to the UBS Call Option shall be 100% of the principal amount thereof and shall be referred to herein as the Call Price. Exercise Date The date on which notice of exercise is given during the Exercise Period. Expiration Date August 6, 2003 or if that day is not a Business Day, the first following day that is a Business Day. Notice of Exercise and Written Confirmation Counterparty must deliver irrevocable notice to Seller (which may be delivered orally, including by telephone) of its exercise of the right granted pursuant to this option during the hours from 9:00 a.m. to 4:00 p.m., New York time, on any Business Day during the Exercise Period.

If a notice of exercise is delivered orally, Counterparty will execute and deliver a written confirmation confirming the substance of that notice and account details or delivery instructions within one Business Day of that notice. Failure to provide that written confirmation will not affect the validity of that oral notice. Settlement Terms:

Settlement
Method




Physical.
Settlement
Date
August 15, 2003, or if that day is not a Business Day, the first following day that is a Business Day.
Physical
Settlement
Terms:

Physical
Settlement




Seller shall deliver to Counterparty an assignment of all its right, title and interest and obligations in, to and under the UBS Call Option promptly upon receipt by Seller of a notice of exercise by Counterparty or upon termination of

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this transaction.  If physical settlement occurs promptly upon receipt by Seller of a notice of exercise by Counterparty, Counterparty shall deliver the Settlement Amount to Seller at the account specified below on the Settlement Date. Assumption Upon the assignment of the UBS Call Option to Counterparty as described in "Physical Settlement," Counterparty shall automatically and without further action assume and be liable for the performance of Seller's obligations thereunder; provided, that, pursuant to the terms of the Notes, the Counterparty shall be required to deposit the Call Price with the Trustee in immediately available funds on or prior to 12:00 noon New York Time on August 15, 2003 as opposed to on or prior to 2:00 p.m. on the immediately preceding Business Day. UBS Details for Notices

See attached list of Contact Details.
Counterparty
Details for
Notices
See attached list of Contact Details.
                                 Account Details

Account
Details of
UBS

UBS AG, London Branch, c/o Citibank, New York, New York, ABA
No. 021-0000-89, for credit to UBS AG, London Branch, Account
No. 40652536, ref: Western Resources, Inc.
Account
Details of
Counterparty
Western Resources, Inc., c/o NationsBank, Dallas, Texas, ABA
No. 111-0000-12, for credit to Western Resources, Inc.,
Account No. 3750954775.
                  Termination of Option. Upon: (i) an "Event of Default," as defined in the Indenture, with respect to the Notes having occurred; (ii) indebtedness for money borrowed of the Counterparty, other than the Notes, being accelerated at any time after the issue date of the Notes in the amount of $50,000,000 or more, and such acceleration not having been rescinded or annulled; or (iii) the Seller not being obligated to pay the Call Price following exercise of the UBS Call Option by reason of (a) the Counterparty, in its sole discretion, having determined that a Market Disruption Event has occurred, (b) at least three Dealers (as defined in the Notes) having failed to submit timely Bids (as defined in the Notes), or (c) the Counterparty not having received from counsel to the Counterparty (which counsel may be an employee of the Counterparty) on or prior to 2:00 p.m. New York time on August 14, 2003 an opinion of such counsel to the effect that, after giving effect to the Coupon Reset Process, as described in the Notes (including the establishment of the Coupon Reset Rate, as described in the Notes as the new interest rate of the Notes), the Notes will be valid and legally binding obligations of the Company, this transaction will automatically terminate and the Counterparty shall pay UBS, or its successor or assignee, the Termination Amount. The Termination Amount shall be paid within three Business Days of the

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determination of the Termination  Amount. UBS will make a payment of $200,000 to
Counterparty on August 7, 1998, which amount represents a reasonable payment for the right to receive the Termination Amount upon the termination of this Transaction or the UBS Call Option pursuant to clauses (i)-(iii) above. Following the termination, UBS shall deliver its rights under the UBS Call Option as described under "Physical Settlement."

                  For purposes of this paragraph:

                  "Market Disruption Event" shall mean any of the following occurring after the date of the Call Notice (as defined in the Notes): (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such exchange;
(ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market or U.S. federal wire system.

                  "Termination Amount" shall mean the fair market value of an option to receive the Settlement Amount (as defined herein) on the Settlement Date as of the date of termination of this Transaction. The fair market value shall be determined by the Calculation Agent by requesting bids from five Reference Dealers within five Business Days following the termination of this Transaction. The Calculation Agent will select two Reference Dealers (one of which may be the Calculation Agent), Counterparty will select two References Dealers, and a majority of the Reference Dealers so selected will select the fifth Reference Dealer. The Calculation Agent shall (i) if five bids were made, disregard the lowest and the highest bid and (ii) average such bids to determine the fair market value; provided that, if the Calculation Agent has not received a bid on the second Business Day following the request for such bid, the fair market value shall be the average of the bids that have been received by 5:00 p.m. on the second Business Day following the request for such bids by the Calculation Agent; provided further, that if the Termination Amount is due at any time on or after July 31, 2003, the Termination Amount shall be the Settlement Amount.

                  "Reference Dealer" shall mean a market dealer, selected in good faith by the Calculation Agent, which makes markets in derivative transactions for corporate and U.S. Treasury securities in the normal course of business.

                  UBS shall have the right to assign its right to receive the Termination Amount hereunder, if any, to an affiliate of UBS, to which assignment Counterparty hereby agrees, upon giving written notice of such assignment to Counterparty.

                                             *   *   *   *   *   *   *

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us. If returned by facsimile transmission, please reply to John Doherty at
(203) 719-3160.  When

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sending hard copies, please return them to UBS AG, London Branch, 677 Washington
Boulevard, Stamford, Connecticut 06912, Attn:  John Doherty.

                  We are happy to have completed this transaction with you.

                                                     Very truly yours,

                                                     UBS AG, LONDON BRANCH


                                                   By:  /s/ SEAN TIWARY
                                                      Name:  Sean Tiwary
                                                      Title: Associate Director


                                                   By:  /s/ CAROLINE NETANGI
                                                      Name:  Caroline Netangi
                                                      Title: Associate Director


Accepted and Confirmed as of the date first above written:

WESTERN RESOURCES, INC.


By:  /s/ James A. Martin
         James A. Martin
         Vice President, Finance and Treasurer

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                                 CONTACT DETAILS



UBS AG, London Branch
637 Washington Boulevard
Stamford, Connecticut 06912

         Bruce Widas                        Phone:  203-719-8249
                                            Fax:       203-719-3160

         John Doherty                       Phone:  203-719-8241
                                            Fax:       203-719-3160


Western Resources, Inc.
818 S. Kansas Avenue
Topeka, Kansas  66612

         Steven L. Kitchen                  Phone:  785-575-6369
                                            Fax:       785-575-1563

         James A. Martin                    Phone:  785-575-6549
                                            Fax:       785-575-8160

         Carolyn A. Starkey                 Phone:  785-575-1892
                                            Fax:       785-575-8160



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C:\OFFICE\WPWIN\WPDOCS\WR698X10.WPD   August 7, 1998 (1:56pm)



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